Exhibit 99.1
Javelin Pharmaceuticals Receives Marketing Authorization Approval
for Dyloject® in the United Kingdom
Poised to Launch its First Approved Product for Acute Pain
CAMBRIDGE, MASS. (10/31/07) — Javelin Pharmaceuticals, Inc. (Amex: JAV) today announced that it has received marketing authorization approval in the United Kingdom for Dyloject®, Javelin’s proprietary injectable formulation of diclofenac sodium (75 mg/2ml). “Dyloject’s UK approval is a milestone in establishing Javelin as a commercial provider of novel solutions for acute pain management,” stated Dr. Daniel B. Carr, Javelin’s CEO and CMO. “Dyloject’s high efficacy, ease of administration by rapid intravenous (IV bolus) injection, quick onset, long shelf life, and favorable safety profile fulfill unmet medical needs while fitting perfectly with today’s practice of acute pain control.”
The Company’s UK sales force is in place to promote Dyloject. Commercial launch of the product will occur upon finalization of a National Health Service (NHS) list price and inclusion in local hospital formularies. The latter is needed to generate access to the product among key prescribers, including anesthesiologists. Dyloject pricing is not subject to NICE, the centralized UK reimbursement process.
In its pivotal UK registration trial, Dyloject’s efficacy and safety were superior to those of the currently marketed IV formulation of diclofenac. Each dose of the latter product requires buffering, dilution and slow infusion. Dyloject comes ready to use for immediate IV bolus administration, works faster, and according to a recent study, has potential to save the UK NHS up to £50 per postoperative patient compared to the currently marketed formulation. This pharmacoeconomic benefit coupled with Dyloject’s superior clinical attributes differentiates Dyloject from the currently marketed IV formulation of diclofenac sodium, which holds approximately 60 (sixty) percent of the market for UK injectable nonsteroidal anti-inflammatory drugs (NSAIDs). Dyloject employs a proprietary solubilizing agent that is significantly less irritating to veins than the organic solvents used in the currently marketed IV diclofenac formulation.
According to IMS Health, a well-known pharmaceutical market intelligence provider, the original formulation of diclofenac sodium is the most widely prescribed injectable NSAID in the UK and is sold in numerous countries throughout the world. IMS estimates over seventy million injectable NSAID units are prescribed annually in the G5 countries alone. Javelin views the UK Dyloject approval as an attractive opportunity to inaugurate its European Dyloject franchise.
Javelin’s UK marketing authorization is the first step in securing distribution and positioning of Dyloject in the global market for pain medications including NSAIDs. Javelin intends to file additional marketing applications through the mutual recognition process in a number of European Union (“EU”) member countries in coming months, including Germany, Europe’s largest market for prescription injectable pain medications.
A briefing about the Dyloject UK approval will be included in Javelin’s Q3 earnings call
November 1, 2007 at 8:30am EDT.
CONFERENCE CALL ALERT
Date: November 1, 2007
Time: 8:30 a.m. E.D.T.
Please call: 1-888-600-4861 domestic callers OR international participants 1-913-981-4900

About Dyloject:
In the United States, Javelin has concluded patient accrual in the first of its two Phase 3 pivotal trials, and is now enrolling patients in the second of two Phase 3 pivotal trials for Dyloject. Javelin plans to file a New Drug Application (NDA) for FDA approval in the first half of 2009.
NSAIDs such as Dyloject can be used postoperatively with opioids, e.g., morphine, to reduce opioid doses by as much as thirty to fifty percent, and thereby decrease morphine-related side effects. Combining different types of pain medicines (called “multimodal analgesia”) is the most commonly advocated approach to acute postoperative pain management worldwide. A number of studies of multimodal analgesia have shown that when patients are given an NSAID along with an opioid, dose requirements and adverse effects of the latter are reduced. Opioid side effects that are improved by this dose-sparing approach include nausea, vomiting, and inadequate breathing.
Dyloject’s UK label includes two routes of administration, intramuscular (IM) injection and rapid (IV bolus) injection. IM is effective for acute forms of pain, including renal colic, exacerbations of osteo- and rheumatoid arthritis, and acute flare-ups of back pain or gout. Dyloject’s IV bolus application is for the treatment or prevention of post-operative pain in supervised healthcare settings. With Dyloject, Javelin Pharmaceuticals is the first company to create a formulation for rapid IV bolus or low volume IM diclofenac injections.
Javelin was recently awarded European Patent 1,574,221, extending patent protection on Dyloject through 2024. A corresponding patent application is pending in the United States.
About Javelin Pharmaceuticals, Inc.:
Javelin is a specialty pharmaceutical company that applies proprietary technologies to develop new drugs and improved formulations of existing drugs for pain management. Specialty pharmaceutical analysts from six investment firms cover Javelin Pharmaceuticals, Inc. Javelin’s headquarters are located in Cambridge, Massachusetts with European offices in Cambridge, England and Cologne, Germany. For additional information, visit www.javelinpharmaceuticals.com.
Forward Looking Statement
This news release contains forward-looking statements. Such statements are valid only as of today, and we disclaim any obligation to update this information. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other governmental regulation, our ability to obtain working capital, our ability to successfully develop and commercialize drug candidates, and competition from other pharmaceutical companies. JAV-G
Investor Relations & Media Contact:
Rick Pierce
VP Investor Relations
617-349-4500
rpierce@javelinpharma.com